Exhibit (a)(5)(H)

FLY Leasing Announces Final Results of Tender Offer

Dublin, Ireland, December 22, 2015 – Fly Leasing Limited (NYSE: FLY) (“FLY”), a global leader in aircraft leasing, today announced the final results of its “modified Dutch auction” tender offer, which expired at 5:00 P.M., New York City time, on Wednesday, December 16, 2015. The tender offer was one component of FLY’s previously announced $100 million share repurchase program, which FLY intends to continue implementing through open market purchases or in privately negotiated transactions or otherwise, subject to market conditions.

Based on the final count by the tendering agent for the tender offer, FLY accepted for purchase approximately 5,376,344 of FLY’s common shares held in the form of American Depositary Shares (the “Shares”) at a purchase price of $13.95 per Share, for a total cost of approximately $75,000,000, excluding fees and expenses related to the tender offer. The repurchased Shares represent approximately 13.1% of FLY’s outstanding Shares as of December 21, 2015.

The tender offer was oversubscribed. Pursuant to the terms of the tender offer, Shares were accepted on a pro rata basis, except for tenders of odd lots, which were accepted in full. As such, FLY has determined that the proration factor for the tender offer, after giving effect to the priority of odd lots, is approximately 86.4%. The tendering agent will promptly pay for the Shares accepted for purchase and will return all other Shares tendered and not purchased.

Wells Fargo Securities, LLC served as the dealer manager for the tender offer. D.F. King & Co., Inc. served as information agent for the tender offer, and American Stock Transfer & Trust Company, LLC served as the tendering agent for the tender offer. Shareholders and investors who have questions or need assistance may call Wells Fargo Securities, LLC at (877) 450-7515 (toll-free) or (212) 214-6400 or D.F. King & Co., Inc. at (866) 406-2283 (toll-free).

About FLY

FLY is a global aircraft leasing company with a fleet of modern, high-demand and fuel-efficient commercial jet aircraft. FLY acquires and leases its aircraft under multi-year operating lease contracts to a diverse group of airlines throughout the world. FLY is managed and serviced by BBAM LP, a worldwide leader in aircraft lease management and financing.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements.” Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for FLY’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks. Further information on the factors and risks that may affect FLY’s business is included in filings FLY makes with the SEC from time to time, including its Annual Report on Form 20-F and its Reports on Form 6-K. FLY expressly disclaims any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in its views or expectations, or otherwise.

Note Regarding Share Repurchase Program

FLY’s announcement of its plans to continue to implement its share repurchase program does not obligate FLY to repurchase any specific dollar amount or number of its Shares. FLY will determine when, if and how to proceed with any repurchase transactions under the program, as well as the amount of any such repurchase transactions, based upon, among other things, the results of the tender offer and FLY’s evaluation of its liquidity and capital needs (including for strategic and other opportunities), its business, results of operations, and financial position and prospects, general financial, economic and market conditions, prevailing market prices for FLY’s Shares, corporate, regulatory and legal requirements, and other conditions and factors deemed relevant by FLY’s management and Board of Directors from time to time. The share repurchase program may be suspended or discontinued at any time. There can be no assurance as to the actual volume of share repurchases in any given period or over the term of the program, if any, or as to the manner or terms of any such repurchases. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction.

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Contact:

Matt Dallas

Investor Relations
FLY Leasing Limited
 +1 203-769-5916
ir@flyleasing.com